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


Transcript of and Question and Answer Portion of Aetna Inc. April 25, 2002 Analyst Call

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT: Aetna's 2002 Proxy Statement was filed with the Securities and Exchange Commission on March 18, 2002 and mailed to Aetna's shareholders on or about March 20, 2002. Aetna filed additional participant information with the SEC on April 4, 2002. Aetna's shareholders should read these materials, and all additional materials that Aetna files with the SEC, because they contain important information relating to the 2002 Annual Meeting. In addition, certain information in this presentation is forward looking. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); increases in medical costs or Group Insurance claims resulting from the aftermath of the events of September 11, 2001 and the continued threat of terrorism; the ability to achieve targeted savings from work force reductions and to otherwise reduce administrative expenses in light of significant membership reductions being experienced in 2002; the ability to maintain targeted levels of service, and improve relations with providers, as well as operating performance, while making significant staff reductions and taking actions to reduce medical costs; the ability to successfully implement Aetna's new customer model approach; lower levels of investment income from continued lower interest rates; adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as the Patients' Bill of Rights, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets, particularly given the significant membership reductions being experienced in 2002; and the outcome of litigation and regulatory matters, including numerous purported health care class actions and ongoing reviews of business practices by various regulatory agencies. For more discussion of important factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2001 Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna's 2002 first quarter Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna's historical results of operations and financial condition.

OPERATOR: One moment please for the first question. Joshua Raskin with Lehman Brothers, you may proceed with your question.

JOSHUA RASKIN, LEHMAN BROTHERS: Hi, thanks, and I guess first and foremost congrats on the quarter. Quick question I guess on the MLR improvement, if there was any way if maybe Ron, you could sort of flesh out the components of the improvement - maybe a quantification of how much actually came from member lapses, how much of it was due to yields well above cost trends et cetera? If you could sort of flesh that out, that'd be helpful.

R. WILLIAMS: Yes, the point you made is that in terms of the change in the lapses, basically the high MCR cases, that was worth about 1 point to us in the overall process, then we had the degree to which we had the spread between premium yields and medical trend as reported in the quarter, and that was really the principal source of the balance.

RASKIN: So that was the remainder? And then could you just remind us how much of the book renewed on January 1 and your expectations for that spread throughout the rest of the year?


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R. WILLIAMS: Yes, for the risk business, we had about 53 percent renewed in the first quarter, 15 in the second, 21 in the third, and about 11 in the fourth quarter.

RASKIN: OK. And you would expect that that spread of your premiums over cost will continue based on your expectations that you outlined earlier.

R. WILLIAMS: Yes.

RASKIN: OK. And then just one last question on the MLR for the Medicare book of business, seemed obviously a lot lower than you had seen and really a lot lower than what we're seeing industry standards, and I guess the suggestion in the outlook was that that would rise back into the 87, 88 percent range for the full year. You know, any expectations about sort of where we're going to see that trend in the second quarter and going forward? Is there sort of some sequential improvement that we would expect or is that just, you know, benefit design changes and deductibles and premiums?

R. WILLIAMS: Well, I think the principle sources of the change came about, there were some significant plan design changes that really will be in effect across the entire year. We also believe that there was a little bit of effect from lower utilization, partly as a result of the fact that it was a somewhat milder winter and we think that that may possibly have shown up. But beyond that, we expect that it will pretty much be across the quarters.

RASKIN: OK. So it doesn't sound like there's anything that necessarily drove it lower in the first quarter other than, maybe some seasonal...

R. WILLIAMS: Well, we did mention a few minutes ago that there was a prior period, a fairly minor, positive development from the prior period, it's about 4 cents.

RASKIN: OK. That's helpful. I'll get back in queue if I have a follow up.
Thanks.

OPERATOR: James Lane with Salomon Smith Barney.

JAMES LANE, SALOMON SMITH BARNEY: Hi. Good morning I was wondering if you could contrast the Company's approach to the rating actions - the work that was done before the rating actions and the rating actions that were taken for the January 1 renewals, relative to the January 1 of 2001 renewals to sort of address the obvious concerns about the ability to show progress in the first quarter, the changing nature of your business when you have as much business come off and potentials for anti-selection? Anything tangible you could give us to help, you know, address those questions would be helpful. And then I have a follow-up.

R. WILLIAMS: OK. Let me try to answer the question here as best I can. I think that we made very important changes in our underwriting and rating practices. And part of those were to really begin to apply back to the basics of fundamental and appropriate underwriting discipline, in terms of understanding the risks that we were underwriting. We looked at our rating approaches, as we talked a lot in prior calls about some of the ways in which we felt we were not appropriately rating our cases. We let customers select what type of contract-type they wanted to be rated on, a single or two-party or a family. They got to choose that.

Some of our rating areas were aggregated as opposed to being disaggregated. We actually participated in a lot of option business in the very small end of the rating end of the spectrum, cases in the two up to 50 range, where you really want to be the whole case in that area.

There were just a whole host of kind of back to the basics of fundamental underwriting that we worked in the last half of 2001 to get in place in order to accurately price. And part of it was really pricing discipline. It was really making certain we did our best to understand our costs and that we priced appropriately in order to make certain we were pricing ahead of our medical cost trends.


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


LANE: OK. Thanks. And sorry for asking an over-simplified question, Ron, and I know it's a complicated answer.

Secondly, I was just wondering if you could tell us what you view as the biggest contributor to the more moderate cost trend that you saw in the business that did renew and what the outlook for that particular contributor might be over the course of the next two years? Thanks.

R. WILLIAMS: Well, I think that I would say that we've had a host of actions that we have put in place that have impacted this. One of those has been to focus our contracting activities on things like reducing our exposure to variable costs. We talked in prior calls about initiatives we had related to improving our cost position in radiology by some of the radiology initiatives. We worked on our lab cost structure. We put in place a lot of patient management initiatives, in terms of enhancing our case management programs, making certain that we put in place on-site nurses. So, there are just a whole host of initiatives, including things that we looked at around plan design.

We put in place our disease management programs, things like congestive heart failure, diabetes. And we think all of these things, in conjunction with efforts we've been making in the pharmacy area, are showing up.

LANE: Thank you.

J. ROWE: If I can add, just add a comment also Jim to that? This is Jack. I think that going forward, you asked about what we think about going forward. And I would say two things. One is, I think, that we've not seen the benefit of the disease management programs. We're really putting them in place, so that while they're there the differences that you see now don't yet reflect any traction from them. So that's something that you'll start to see significant improvements next year and maybe going forward, both in terms of as the programs get established and as we increase the number of programs.

And I think a second one is that, I think we're all focused on trying to use information better to help patients make informed decisions. We believe that a consumer-driven system will emerge over time. And I think that that has the potential to also be a mitigating factor for trend if we can solve that puzzle.

LANE: Thanks.

OPERATOR: Bill McKeever with UBS Warburg.  Please go ahead.

BILL MCKEEVER, UBS WARBURG: My question has to do with membership. You mentioned you were down to 15 million. Do you think that from here you're stabilized or do you expect further culling in the second, third quarters, et cetera?

R. WILLIAMS: Well, we are forecasting approximately 14 million at the year-end. And that's on the basis of continuing our pricing discipline that we've outlined and which has resulted in the improvement that we've seen. On the offset, as we've indicated, we do feel like we are very focused externally on the market. We're beginning to experience some wins in the national account market. We're working diligently to improve our market presence in the middle market. And we're working actively in small group to begin to appoint more producers and expand our distribution system there.

MCKEEVER: OK. Just one last follow-up question. In terms of the trends that you're seeing, in terms of employer preference for various products going more self-funded or PPO, just what are your sort of overall thoughts there?

R. WILLIAMS: Well, I think, we do see particularly large employers are continuing to express some preference for self-insured arrangements. We also do continue to see employers participating in buy-downs, I think I mentioned 250-300 basis points approximately in benefit buy-downs. So employers are looking for plans that have more cost-sharing features. I mentioned also that our Aetna Health fund product


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


has had a lot of very positive feedback in the market. We think it's an emerging trend and it's one we're committed to focusing on and we've seen an enormous amount of sales activity and interest, at least, among employers in that product.

MCKEEVER: Thank you.

OPERATOR: Ed Kroll with S.G. Cowen.  Please go ahead with your question.

ED KROLL, S.G. COWEN: Good morning.

My first question's on the tax rate. Alan, I think you said 32 to 33 percent for this quarter and for the full year. As I look at your income statement, the consolidated, it looks more to me like 29.7 percent.

A. BENNETT: Yes, that's the influence of the nondeductible goodwill on the tax calculation. If you take the amortization out of the calculation and redo it, you'll find what our true effective tax rate is.

KROLL: OK. So then, I guess that would be the same thing for the full year - the full year with that goodwill affect, if you will, would be in the high 29s?

A. BENNETT: On the analysis you're look at, it would be. But our effective rate, once you make the adjustment I just spoke of, it would get you right back in my range.

KROLL: OK. And is that, so the 32-33, if that's good for this year, is that your normal tax rate, would you say, going forward?

A. BENNETT: That would be the tax rate for this year based on that level of income. As our income grows, the rate may go up a little bit too, since some of our tax planning items are fixed in dollars so that it wears off a little bit as your income grows.

KROLL: Ok. Then quickly, a follow-up. On the cash flow, thanks for the detail there, on a GAAP basis with those balance sheet adjustments you mentioned, is it minus 117? You used 117 million on a GAAP basis because of those one-timers, is that right?

A. BENNETT: Yes. It would be 117. Actually, when you look at our 10Q, it'll be higher because the 10Q actually considers changes to LCP insurance reserves as well, which we don't consider when we give our call. So it actually will be a larger number than the 117. But the 117 is a GAAP number, excluding LCP.

KROLL: And what is the LCP number - just order of magnitude?

A. BENNETT: Large Case Pensions would increase that by about 100 million.

KROLL: OK.  Thank you.

OPERATOR: Michael Stanski of Tudor Investments.

MICHAEL STANSKI: Hello?

J. ROWE: Yes, go ahead.

STANSKI: Two questions. One is, the rating agencies downgraded your debt recently. Can you talk about your plans to go back to them? And also, what is the cost of debt that you're enjoying right now? Second question is, decisions on the PBM piece of your business to out-source or spin it out, please.


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


A. BENNETT: Great. First of all, with respect to the cost of our debt. The debt now is - 100 percent of our debt at the balance sheet date is fixed. So it's the blended rate of high sevens percent range. We have no commercial paper right now, although we will be in the commercial paper market from time to time.

J. ROWE: With respect to our PBM, we feel that our PBM could be more effectively utilized to serve our customers than it has been in the past. And we are in the middle of a detailed strategic analysis of what components of it can be most effectively linked with our health business in a more coherent package. It's one of several assets that we have. Our Intellihealth Web site, our medical informatics capacity, USQA data warehouse, et cetera, are others where we really feel that we need to be much more aggressive in tying these assets together and reaping the benefits. We haven't made any final decisions about the strategy yet, but we expect to by mid-year or so.

A. BENNETT: Just to follow up, another point you mentioned was about the rating agencies, going back to the rating agencies. And we have a regular dialogue with them each quarter, we'll continue to do that. It's hard to speak for the actions that they would have. I hope they would view our results as favorable. I want to make one comment too on the debt. I mentioned that $1.6 billion of debt is fixed. We did enter into a swap in the fourth quarter of last year for $350 million of that debt which actually makes that portion of our long-term debt float at short-term rates.

STANSKI: Thank you.

J. ROWE: Thank you.

OPERATOR: Frank Mogavero with Atlantic Asset Management.

FRANK MOGAVERO, ATLANTIC ASSET MANAGEMENT: Hi. So I understand there's no debt outstanding under any of your credit agreements. I just wanted to see where you stood in relation to whatever covenants they have. What is the, as of the end of the quarter the required minimum level of shareholders' equity and also where do you stand relative to the total debt to earnings test?

A. BENNETT: There are coverage tests that we are well above on EBITDA at the quarter, very comfortably within EBITDA.

With respect to our total equity requirements, again, we are well above that. We actually had provisions in our covenants to write off up to 4.5 billion in good will. We wrote off less than 3 billion, so we've got that as a buffer. So we're well within both of our covenants.

MOGAVERO: Could you provide the number that, you know, that you have for that minimum; and also what EBITDA is for the last 12 months?

A. BENNETT: I'll get those information - hopefully we'll have that by the end of the call.

MOGAVERO: OK.  Great.

OPERATOR: Roberta Goodman with Merrill Lynch.

ROBERTA GOODMAN, MERRILL LYNCH: Thanks.  Can you hear me?

J. ROWE: Yes.

GOODMAN: OK, great. Question for you on the benefit buydowns. I was wondering if you could discuss the nature of the buydowns and how you would sort of split out that 250 to 350 basis points in terms of those components. You know, how much is deductibles, how much is copays, co-insurance changes, you know, and what's actually covered, that kind of thing.


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


R. WILLIAMS: Yes. I think, Roberta, I would characterize it generally and say that what we're seeing is that employers are increasing deductibles, both in the office visits both primary care and in some instances specialty. They also are moving up the copay spectrum as it relates to pharmacy and three-tier copayment. And then we are beginning to see increases in deductible where we have PPO plans and we've introduced some co-insurance features in our HMO plans. And, what an employer does depends very much on the geography, the competitive situation and the regional preferences. But the one thing we see universally is people are moving up the spectrum.

GOODMAN: OK. And in terms of breaking it down, you couldn't really do that. I guess it's probably a little too complicated.

R. WILLIAMS: Yes. I just don't think it would be something we could do for you today.

GOODMAN: OK. And also you had mentioned service improvements. Could you give us some of the metrics on that? You discussed service quality and claim submissions and so on.

R. WILLIAMS: Yes.

GOODMAN: So I was wondering if you could put some numbers.

R. WILLIAMS: Yes, we have a series of metrics that we look at. And I think one of them is probably the time we spend going out talking to customers, convening with them, getting their kind of perspective, do they believe that service is in fact improving from their perspective.

The things that we typically look at are things like our phone wait times, the degree to which our first claim resolution numbers are increasing. That's a metric we use in which we look at the percentage of claims that are paid on a first pass through the system and do not require resubmission. It's really a measure of our own efficiency and also a measure of our degree to which we're educating the provider community on how to submit claims accurately the first time so that they can be paid. We've seen some increases there over the past year.

We look at the fundamental indicators - first claim resolution, turnaround time, call wait time. We see all these indicators moving in the right direction.

GOODMAN: But can you give any specifics?

R. WILLIAMS: For competitive reasons, we probably wouldn't want to talk about that today.

GOODMAN: OK.  Thank you.

J. ROWE: Thank you, Roberta.

OPERATOR: Charles Boorady with Goldman Sachs. Please go ahead with your question.

CHARLES BOORADY, GOLDMAN SACHS: Thanks.  Good morning.

First, of the 17 percent premium yield, can you say how much came from lapses, mixed change and market exits versus a same-customer average increase that you put through?

R. WILLIAMS: Well, I think what I would say, Charles, is that when we go back and we look at the business that lapsed in the first quarter we saw that there was a kind of a 1 percent difference in the MCR, the net effect on the MCR of the lapse of those cases. So that's part one.

I think the balance of the effect came about principally as a result of pricing in excess of our claim trends.

BOORADY: What was, if I just look at a same-customer basis, what was approximately the average premium yield put through for a same customer?

R. WILLIAMS: For the first quarter itself?

BOORADY: Yes.

R. WILLIAMS: Yes. The first quarter yield was about in the 19 to 20 percent range.

BOORADY: Great. OK. Separate but related, do you know approximately what the medical cost trend was experienced by your self-funded customers again on a same-customer basis?

R. WILLIAMS: Our data indicates that the self-funded base of customers are approximately in the same range, obviously modified for their book of business, their geography, the demographics of their population.

BOORADY: Same as the PPO?

R. WILLIAMS: Yes.

BOORADY: OK.  Great.

R. WILLIAMS: And the same as the HMO.

BOORADY: OK. Just a final question. If I could. You've in the past mentioned that you believe you could ultimately get your margins to be in line with your major competitors, can you give us an update on your thoughts there and give us, if you could, a target pretax margin based on who you see as your main competitors, where they are right now? Obviously industry margins have been improving quite a bit.

J. ROWE: Well, Charles, our goal of substantially expanding our pretax operating margins, which you recall well, during 2002 and 2003 is really not changed. Our progress this quarter represents a significant step toward that, obviously, and we were seeking an operating margin in the 6 percent range by the end of 2003.

You've mentioned some recent changes in our competitors' outlooks, and with respect to that I would say, at this point our visibility into 2003, Charles, is obviously not as great as some of our competition because we're in a turnaround, with the challenges of a new operating model. We've got three months experience with it.

As we go forward through this year we will have substantially more experience with it, we may be able to further refine and modify those goals. But at this point our goal remains to have an operating margin in the 6 percent range in terms of our operations at the end of 2003.

BOORADY: Meaning - implying that it's a full year '04, it's reasonable to expect that 6 percent would be a good full year minimum in '04, but during '03 you would progress up to the 6 percent mark by year end?

J. ROWE: That's how I wish I had said it, Charles, right.

BOORADY: Thanks.

OPERATOR: John Rex with Bear Stearns.  Please proceed with your question.

JOHN REX, BEAR STERNS: Thank you. Alan, I was wondering if you could just go back to the comment you made about your outlook for net G&A reduction. I want to make sure I got that right. You


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


said $300 million pre-tax G&A savings. And then did you say that that was offset by the increase in pension insurance costs?

A. BENNETT: Yeah. I'm glad you brought that up. Let me clarify that our goal is to really cut $400 million in pre-tax and then the $100 million would bring that down to a $300 pre-tax net.

REX: OK, great. And then also, could you tell us how much of your December charge for your severance charge that you used in the quarter and do you anticipate any additional charges for severance, needing to take additional charges for severance during the year?

A. BENNETT: Ok. The first is that for the first quarter we made $40 million of payments against both the December 2001 and December 2000 charges. So that was $40 million of cash that went out against those reserves. With regards to the full year SG&A savings, of the $400 million gross number that I'm talking about, the $300 net - of the $400 million, $200 million will come from the 2001 severance action.

Now, I'll clarify that. With respect to future charges, our cost reduction review right now is a very comprehensive review. We know that we're making a good down payment on cost reductions. Our first quarter SG&A for example sequentially dropped $77 million from last year, which is 7 percent, but our membership dropped 12 percent, so this is really increasing our focus in this area. But I think it would be premature at this point to talk about severance actions. We're too early in the process for that.

REX: Thank you.

J. ROWE: Thank you.

OPERATOR: Joshua Raskin with Lehman Brothers, please proceed with your follow-up question.

RASKIN: Just one real quick question in terms of the reduction in amortization expense for 2003, Alan, if you could just quantify that.

A. BENNETT: Yes, the 2003 amortization is around $38 million.

RASKIN: And what is that compared to for 2002?

A. BENNETT: $85 million.

OPERATOR: James Lane with Salomon Smith Barney, please proceed with your follow-up question.

LANE: My follow-up question is regarding non-risk membership. I believe at the fourth quarter conference call, Ron, I think you indicated that the net 100,000 life addition that you did add was more of a function of conversion from risk to non-risk, and that in the absence of that, I think the non-risk membership would have been down.

I was wondering if you could - is that correct? And secondly, maybe give us a little bit of color on what you see going forward? In the absence of conversion, would you also expect to be a net market share gainer? Thanks.

R. WILLIAMS: Yes, when we look back at the first quarter, what we saw was that the actual ASC membership in total was just down very slightly. I mean, it was essentially flat, would be the way I would characterize it.

I think, as we look forward, we do believe that we will be, over time, an increasingly important player in the ASC market. As I mentioned, we see significantly more activity in the national account market in the form of proposals. It's obviously too early to comment on what we believe is going to happen in total for 1/1/03, but we do see a good level of activity. We think we're well positioned, particularly for the large multi-state clients who are typically attracted to this funding type.

LANE: Thanks, and just as a follow-on very related to that, do you see any change in the key things that are driving the RFP processes? We've heard in the marketplace that the customers are becoming a little bit less sensitive to the base fees and becoming a lot more cognizant of the discounts that you can get them off of provider list prices.

And sort of if that's consistent with what you're seeing, and maybe some comments on how, if that's the case, the Aetna products compare in the marketplace.

R. WILLIAMS: I think what we're seeing is that customers are focusing in on the impact of the collection of services on medical costs, and clearly, discounts are one of the things that is an important part of that.

But they also recognize that when you look at the distribution of the utilizers, there are a small number of patients who really incur most of the medical costs, and they are looking at health plans in terms of the ability for them to effectively manage those patients through catastrophic case management programs through other forms of patient management, the ability to provide the patients with critical information that they're interested in and also in the disease management area.

So I think we are seeing a strong interest on the health care costs, but in a broader context than simply discounts.

LANE: Thank you.

D. OAKES: Operator, I'd like to give Alan Bennett a chance to clarify an earlier question, and then we'll take one more caller following that, and that will be it.

A. BENNETT: Good. Just to clarify the question earlier on debt covenants, there are two covenants. One is a minimum equity calculation, which is 4.4 billion is the minimum, and that's disclosed in our financial - our 10Q's. And the second calculation, which is not specifically disclosed anywhere, is an EBITDA calculation which essentially takes net income and adds back some non-cash events and allows us to exclude certain charges that are defined under the contract.

That is a four-quarter rolling calculation, which, again, we don't disclose, but we due have a comment in our 10Q and 10K's that say we met the EBITDA requirements. I hope that clarifies those two covenants.

D. OAKES: Thank you, Alan.  Last question.

OPERATOR: Our last question will come from Ed Kroll with S.G. Cowen. Please proceed with your follow-up question.

KROLL: Thank you, just to follow up on the tax rate and kind of loop it in to your earnings guidance. So you're guiding to a $1.25 to $1.35 for the full year this year? And that assumes that 32 to 33 percent rate - or I guess the way I look at it, slightly below 30.

A. BENNETT: The way you look at it would be that way, right. But if you take the amortization out and recalculate it, the guidance I gave, of 32 or 34 percent would be accurate.

KROLL: OK, great. And then one other thing, on the balance sheet, the retained earnings reduction, that's strictly related to the goodwill impairment charge? If you look at 12/31 versus 3/31?

A. BENNETT: The reduction also included some unrealized losses of securities that run through comprehensive income of around $74 million.


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KROLL: $74, OK, and then, I guess, plus the income you made in this quarter, right?

A. BENNETT: Plus the income and then less the impairment.

KROLL: Great. Thank you.

J. ROWE: Thank you all.

D. OAKES: I just want to remind everybody that the transcript of the prepared portion of today's call will be posted on the investor information portion of the Aetna Web site by 3 p.m. today. And please, if you have any follow-up questions further, feel free to call me or one of my colleagues in the investor relations office. Thanks very much.

OPERATOR: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

END


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